EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our reports dated March 27, 2013 relating to the consolidated financial statements of MAG Silver Corp. (“MAG Silver”) appearing in this Annual Report on Form 40-F of MAG Silver for the year ended December 31, 2012.

/s/ “Deloitte & Touche LLP”
Independent Registered Chartered Accountants

Vancouver, BC, Canada
March 27, 2013